Exhibit 99.1

ENERGY TRANSFER PARTNERS AND SUNOCO ANNOUNCE

SUCCESSFUL COMPLETION OF MERGER

DALLAS and PHILADELPHIA, October 5, 2012 — Energy Transfer Partners, L.P. (NYSE:ETP) and Sunoco, Inc. (NYSE:SUN) today announced the successful completion of the previously announced merger of a wholly owned subsidiary of ETP, with and into Sunoco, with Sunoco surviving the merger as a subsidiary of ETP.

Under the terms of the merger agreement, Sunoco shareholders were able to receive, for each Sunoco common share they owned, a combination of $25.00 in cash and 0.5245 of an ETP common unit (the “Standard Mix of Consideration”). In lieu of receiving this Standard Mix of Consideration, Sunoco shareholders, for each Sunoco common share they owned, could make an election to receive $50.00 in cash (the “Cash Consideration”) or 1.0490 ETP common units (the “Unit Consideration”), with such Cash Consideration and Unit Consideration subject to proration in accordance with the merger agreement. Because the Cash Consideration was oversubscribed, all holders making a cash election will have their Cash Consideration prorated and a portion of it will be substituted with ETP common units in accordance with the terms of the merger agreement. Based on the final results of the merger consideration elections:

•	holders of approximately 2.59% of outstanding Sunoco shares, or approximately 2,711,665 shares, elected to and will receive the Standard Mix of Consideration;

•	holders of approximately 72.37% of outstanding Sunoco shares, or approximately 75,844,918 shares, elected the Cash Consideration and will receive $26.47 in cash and 0.493730 of an ETP common unit;

•	holders of approximately 4.24% of outstanding Sunoco shares, or approximately 4,449,502 shares, elected to and will receive the Unit Consideration; and

•	holders of approximately 20.80% of outstanding Sunoco shares, or approximately 21,801,776 shares, made no election, and will receive the Standard Mix of Consideration.

In the aggregate, Sunoco shareholders will receive 50% of the merger consideration in cash and 50% in ETP common units. The total consideration to be paid in cash will be approximately $2.6 billion and the total consideration to be paid in equity will be approximately 54,971,724 ETP common units.

Effective with the opening of the market today, Sunoco ceased to be a publicly traded company and its common stock discontinued trading on the NYSE.

Wells Fargo Securities, LLC acted as exclusive financial advisor to ETP, with Latham & Watkins LLP and Bingham McCutchen LLP having acted as legal counsel.

Credit Suisse Securities (USA) LLC acted as exclusive financial advisor to Sunoco and Wachtell, Lipton, Rosen & Katz acted as legal counsel.

Other Transaction Details

In accordance with the terms of the merger agreement, contemporaneously with the closing of the merger, Sunoco contributed to ETP $2.0 billion in cash and the equity interests of Sunoco Partners LLC (which currently holds the 2% general partner interest, incentive distribution rights, and a 32.4% limited partner interest in Sunoco Logistics Partners, L.P. (“SXL”)), in exchange for 90,706,000 newly issued Class F units of ETP. Additionally, immediately following the closing of the merger, Energy Transfer Equity, L.P. (“ETE”) contributed its interest in Southern Union Company (“Southern Union”) to ETP Holdco Corporation (“ETP Holdco”), in exchange for a 60% equity interest in ETP Holdco. In conjunction with ETE’s contribution, ETP contributed its interest in Sunoco (exclusive of its interest in SXL) to ETP Holdco and retained a 40% equity interest in ETP Holdco.

As a result of the merger and the above transactions, ETP and ETE own an indirect 40% and 60% equity interest, respectively, in both Sunoco and Southern Union, while ETP owns the general partner interests, incentive distribution rights and a 32.4% limited partner interest in SXL.

In connection with the merger and the above transactions, ETP has agreed to become a co-obligor on approximately $965 million of aggregate principal amount of Sunoco’s existing senior notes and debentures.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Alabama, Arizona, Arkansas, Colorado, Florida, Louisiana, Mississippi, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include approximately 24,000 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70 percent interest in Lone Star NGL, a joint venture that owns and operates NGL storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP’s general partner is owned by ETE. For more information, visit the ETP website at www.energytransfer.com.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (“IDRs”) of ETP and approximately 52.5 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners LP (NYSE:RGP) and approximately 26.3 million Regency limited partner units. The ETE family of companies owns approximately 45,000 miles of natural gas and natural gas liquids pipelines. For more information, visit the ETE website at www.energytransfer.com.

Sunoco, Inc. is a leading logistics and retail company, with a network of approximately 4,900 retail locations in 23 states.

Sunoco Logistics Partners, L.P. (NYSE:SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling and crude oil acquisition and marketing assets. The Refined Products Pipelines consist of approximately 2,500 miles of refined products pipelines located in the northeast, midwest and southwest United States, and equity interests in four refined products pipelines. The Crude Oil Pipelines consist of approximately 5,400 miles of crude oil pipelines, located principally in Oklahoma and Texas. The Terminal Facilities consist of approximately 42 million shell barrels of refined products and crude oil terminal capacity (including approximately 22 million shell barrels of capacity at the Nederland Terminal on the Gulf Coast of Texas and approximately 5 million shell barrels of capacity at the Eagle Point terminal on the banks of the Delaware River in New Jersey). The Crude Oil Acquisition and Marketing business involves the acquisition and marketing of crude oil and is principally conducted in Oklahoma and Texas and consists of approximately 190 crude oil transport trucks and approximately 120 crude oil truck unloading facilities.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the transaction described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management teams of ETE, ETP, Sunoco or SXL. Among those is the risk that the anticipated benefits from the transaction described above cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission by ETE, ETP, Sunoco and SXL. None of ETE, ETP, Sunoco or SXL undertakes any obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Energy Transfer Partners, L.P.

Investor Relations:

Brent Ratliff: 214-981-0700

or

Media Relations:

Vicki Granado: 214-599-8785

Thomas Golembeski: 215-977-6298